EXHIBIT 10-A

COLGATE-PALMOLIVE COMPANY

2026 PERFORMANCE STOCK UNIT AWARD
NOTICE OF GRANT

/$ParticipantName$/
Colgate-Palmolive Company

You have been granted an award consisting of the following performance-based Restricted Stock Units (“PBRSUs”) in accordance with the attached 2026 Performance Stock Unit Award Agreement (the “Agreement”):

Grant Date:	/$GrantDate$/
Target Number of PBRSUs:	/$AwardsGranted$/
Performance Period:	January 1, 2026 through December 31, 2028
Vesting Date:	The date the Committee certifies performance of the performance criteria set forth in Exhibit A to the Agreement (the “Certification Date”)
Settlement Date:	As soon as administratively practicable following the Certification Date, but no later than the earlier of (i) 60 days after the Certification Date and (ii) March 15, 2029.

This award is made under the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”), and is subject to the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Agreement and, if applicable, the Colgate-Palmolive Company Clawback Policy, the Colgate-Palmolive Company Dodd-Frank Clawback Policy for the Recovery of Erroneously Awarded Compensation and all requirements of applicable law, including the provisions relating to the forfeiture of PBRSUs upon termination of your employment. Capitalized terms used in this Notice of Grant that are not defined in this Notice of Grant have the meanings as used or defined in the Agreement.

Copies of the Plan, the Agreement and the Company’s Prospectus relating to the Plan are available via Merrill’s Benefits Online at www.benefits.ml.com, or if you prefer to receive a paper copy, they are available from the Company at 300 Park Avenue, New York, New York 10022, Attention: Mr. Marty Collins, EVP, Global Total Rewards and HR Operations.
ATTACHMENT: 2026 Performance Stock Unit Award Agreement

COLGATE-PALMOLIVE COMPANY
2026 PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), effective as of the Grant Date indicated on the Performance Stock Unit Award Notice of Grant delivered with this Agreement (the “Notice of Grant”), is made and entered into by and between Colgate-Palmolive Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).
WITNESSETH:
WHEREAS, the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”) provides for the grant of performance-based Restricted Stock Units, which are referred to in this Agreement as “PBRSUs;” and
WHEREAS, the Committee has awarded to you the PBRSUs described in the Notice of Grant, subject to the terms and conditions of this Agreement and the Plan.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Affiliates), you and the Company hereby agree as follows:
Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.
A.    Terms and Conditions Applicable to PBRSUs
1.Grant of Award. The Award consists of that number of PBRSUs that has been approved for the Award to you by the Committee as the target number of PBRSUs, as set forth in the Notice of Grant (“Target PBRSUs”). Each PBRSU is equivalent to one Share. Your rights to the PBRSUs are subject to this Agreement (including the Notice of Grant) and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other terms and conditions, if any, as may be imposed by law.
2.Vesting of Award.
(a)Vesting Conditions. The number of PBRSUs earned and vested with respect to the Performance Period (as defined in Exhibit A) shall be determined based on the extent to which the performance criteria set forth in Exhibit A hereto (the “Performance Criteria”) are attained. Except as otherwise provided in Sections A.2(b), A.2(c) and A.2(d) below, if (i) the Committee certifies in writing the extent to which the applicable Performance Criteria in the Performance Period are attained, (ii) you remain continuously employed by the Company or an Affiliate through the date on which the Committee certifies such performance (the “Certification Date”), and (iii) you comply with the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement, you will become vested in the number of PBRSUs earned pursuant to Exhibit A as of the Certification Date.
(b)Termination of Employment due to Death or Disability. Unless otherwise determined by the Committee, if (i) you are employed with the Company or an Affiliate for at least six months of the Performance Period and (ii) (A) you begin to receive benefits under the Company’s long-term disability plan or (B) your employment with the Company or an Affiliate terminates due to your death, in each case on or before the Certification Date, the remaining portion of the Performance Period shall continue through its last day, and you shall become vested as of the Certification Date in a pro-rata portion of the PBRSUs equal to the product obtained by multiplying (x) the total number of PBRSUs earned with respect to the Performance Period based on actual performance during the Performance Period as determined in accordance with Exhibit A by (y) a fraction, the numerator of which is the total number of months in the Performance Period during which you are employed by the Company or an Affiliate (or, in the case of (A) above, the number of months during the Performance Period before you began receiving benefits under the Company’s long-term disability plan) and the denominator of which is 36.
(c)Termination of Employment due to Retirement. Unless otherwise determined by the Committee, if (i) you are employed with the Company or an Affiliate for at least six months of the Performance Period and (ii) you terminate your employment with the Company or an Affiliate due to Retirement on or before the Certification Date, the remaining portion of the Performance Period shall continue through its last day, and you shall become vested as of the Certification Date with respect to the total number of PBRSUs earned with respect to the Performance Period based on actual performance during the Performance Period as determined in accordance with Exhibit A. Notwithstanding anything to the contrary in the Plan, for purposes of this Agreement, the term “Retirement” shall mean termination of employment with the Company or an Affiliate (x) pursuant to the retirement scheme applicable under local law or the local policies and procedures of the Company or any Affiliate (i.e., in the case of Participants in the United States, at or after age 55) and (y) with at least five years of service as an employee of the Company or any Affiliate.
(d)Vesting Upon a Change in Control. The treatment of your PBRSUs in the event of a Change in Control shall be governed by Section 11 of the Plan.
(e)Forfeiture of Unvested PBRSUs. Except as provided in Sections A.2(b), A.2(c) or A.2(d) above, or as otherwise determined by the Committee, if your employment with the Company or an Affiliate terminates for any reason during the Performance Period or the period after the Performance Period and before the Certification Date, any PBRSUs will be forfeited and canceled as of the date of such termination of employment.
3.Distribution of Shares.
(a)Distribution Upon Vesting. The Company will distribute to you (or to your estate in the event of your death) the Shares represented by the PBRSUs that are earned and vested in accordance with Section A.2 above and Exhibit A (rounded up or down to the nearest whole Share applying standard rounding principles as determined in the sole discretion of the Company), as soon as administratively practicable, but no later than the earlier of (i) 60 days after the Certification Date, and (ii) March 15, 2029.
(b)Forfeiture of Shares; Termination for Cause. Notwithstanding any provision of this Agreement or the Plan to the contrary, if (i) your employment with the Company or an Affiliate is terminated for Cause, or (ii) your employment with the Company or an Affiliate is terminated for any reason, voluntarily or involuntarily, and before the Certification Date it is discovered that you engaged in conduct that would have justified termination for Cause, your rights in your unvested PBRSUs will be immediately forfeited and canceled as of such termination date.
4.Dividend Equivalents. During the Performance Period, Dividend Equivalents will be credited on the Target PBRSUs in the form of additional PBRSUs. At the end of the Performance Period, the PBRSUs (including PBRSUs representing any accrued Dividend Equivalents) that are earned and vested in accordance with Section A.2 above and Exhibit A (rounded up or down to the nearest whole Share applying standard rounding principles as determined in the sole discretion of the Company) will be paid to you in the form of Shares in accordance with Section A.3(a) above. For the avoidance of doubt, all references in this Agreement to PBRSUs that are earned, vested, distributed, forfeited or otherwise shall be deemed to include any PBRSUs credited in respect of Dividend Equivalents pursuant to this Section A.4.
B.    Prohibited Conduct. In consideration of the grant by the Company of the PBRSUs and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending to be legally bound, agree to the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement. Annex A to this Agreement is part of this Agreement.
C.    Additional Terms and Conditions
1.Compliance With Law. The Plan, the granting and vesting of the PBRSUs, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The International Appendix hereto describes additional terms and conditions applicable to the PBRSUs in certain foreign countries. The Company, in its discretion, may postpone the vesting of the PBRSUs, the issuance or delivery of Shares under this Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal, state or foreign country law, rule or regulation and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the vesting of the PBRSUs or to otherwise sell or issue Shares in violation of any such laws, rules or regulations. Neither the Company nor its directors or officers shall have any obligation or liability to you caused by any postponement of the vesting or settlement of the PBRSUs (or Shares issuable thereunder).
2.No Stockholder Rights. Except as set forth in the Plan, neither you nor any person claiming under or through you shall be, or have any of the rights or privileges of, a stockholder of the Company (e.g., you have no right to vote or receive dividends) in respect of the Shares issuable pursuant to this Award unless and until your Shares shall have been issued.
3.Tax Withholding. No later than the date as of which an amount first becomes includible in your gross income for federal, state, local or foreign tax purposes with respect to this Award, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of this Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with any such procedures as the Committee may establish. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to you. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
4.PBRSUs Not Transferable. The PBRSUs granted herein are not transferable except in accordance with the provisions of the Plan.
5.Plan Incorporated. You accept the PBRSUs hereby granted subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. In the event of a conflict between this Agreement and the Plan, the Plan shall prevail.
6.No Guaranteed Employment; Agreement’s Survival. Nothing contained in this Agreement shall affect the right of the Company or an Affiliate to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company or an Affiliate and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract as it relates to the PBRSUs awarded hereunder, the terms of this Agreement shall govern and take priority. This Agreement will survive the termination of your employment for any reason.
7.Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Chief Legal Officer and Secretary at the Company’s principal executive offices, and any notice to be given to you shall be addressed to you at the address on file with the Company and/or the Company’s plan administrator, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”). Either the Company or you may designate a different address by written notice to the other. Written notice to said addresses shall be effective to bind the Company, you and your representatives and beneficiaries.
8.Binding Agreement. Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.
9.Governing Law; Jurisdiction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof. Any disputes involving this Agreement or the related Restricted Stock Unit Award will be heard and determined before the Delaware Court of Chancery or if not maintainable therein, then before an appropriate federal or state court located in Delaware, and you and the Company each agree to submit yourself and your respective property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes, in each case, as permitted.
10.Severability or Reform by Court. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of their respective obligations arising under such provision only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the fullest extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. If any provision of this Agreement is declared or found to be illegal, unenforceable or void to any extent, the validity or enforceability of the remaining provisions of this Agreement will not be affected.
11.Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
12.Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
13.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
14.Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Agreement be administered in all respects in accordance with Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes non-qualified deferred compensation subject to Section 409A of the Code.
15.Data Privacy. By accepting the PBRSUs, you explicitly and unambiguously consent to the collection, use, transfer, holding, storage and disclosure in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company and its subsidiaries and Affiliates (collectively referred to in this Data Privacy section as the “Company”) and certain third party service providers including, but not limited to, Plan brokers, financial advisers and legal counsel, engaged by the Company (collectively, the “Providers”) for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Data which may be collected, used, transferred, held, stored or disclosed by the Company and the Providers consists of certain Data about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PBRSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding. The Data may also include information relating to your health (for example, where your employment terminates due to death or Disability). You further understand that such collection, use, transfer, holding, storage or disclosure of the Data may be necessary for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Company or the Providers may be located in the United States or elsewhere, and that the laws of the country in which the Company and the Providers collect, use, transfer, hold, store or disclose the Data may have different legal protections for the Data than your country. However, regardless of the location of the Data, the Company protects the Data through reasonable physical, technical and administrative safeguards and requires that the Providers also have such safeguards in place. You understand that you may, at any time, request a copy of your Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative in writing. You understand that refusing or withdrawing your consent may affect your ability to participate in the Plan as more fully described below. You understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant PBRSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the Grant Date.

COLGATE-PALMOLIVE COMPANY

_______________________________________
Authorized Signature

Using the Merrill Benefits Online system or other available means, you must accept the above PBRSUs in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that you have read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee. If you do not do so within 180 days of the Grant Date indicated on the Notice of Grant (/$AcceptByDate$/), then the PBRSUs will become null and void and will be forfeited.

Exhibit A
Performance Criteria for 2026-2028 PBRSU Award under
Colgate Palmolive Company 2019 Incentive Compensation Plan

1.The number of PBRSUs earned will be determined based on (a) Relative Net Income Growth;
(b) Relative Organic Sales Growth; and (c) Free Cash Flow Productivity, subject to adjustment by the TSR modifier, all as set forth below.

2.For purposes of the basic calculation (pre-TSR modifier), (a) the Relative Net Income Growth measure is weighted 30%, (b) the Relative Organic Sales Growth measure is weighted 50%, and (c) the Free Cash Flow Productivity measure is weighted 20%.

3.The Relative Net Income component is calculated as follows:

Company Relative Net Income Growth	Payout as a % of Target Award
High	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

To the extent the Company’s Relative Net Income Growth percentile falls between two applicable values, the applicable payout percentage shall be interpolated on a linear basis.

4.The Relative Organic Sales Growth component is calculated as follows:

Company Relative Organic Sales Growth	Payout as a % of Target Award
High	200%
75th percentile	150%
50th percentile	100%

Exhibit A

25th percentile	50%
Below 25th percentile	0%

To the extent the Company’s Relative Organic Sales Growth percentile falls between two applicable values, the applicable payout percentage shall be interpolated on a linear basis.

5.The Free Cash Flow Productivity component is calculated as follows:

Company’s Free Cash Flow Productivity	Payout as a % of Target Award
110% or above	200%
102.5%	150%
95%	100%
75%	50%
Below 75%	0%

To the extent the Company’s Free Cash Flow Productivity percentage falls between two applicable values, the applicable payout percentage shall be interpolated on a linear basis.

6.The number of PBRSUs determined based on the immediately preceding paragraphs 3 through 5 will increase or decrease by up to 25% based on the Company’s TSR relative to the Compensation Peer Group, as follows:

Company’s TSR Relative to Compensation Peer Group	Award Modifier
Greater than or equal to the 75th percentile	+25%
Exhibit A-2

Exhibit A

Greater than the 60th but less than the 75th percentile	+10%
From the 40th to the 60th percentile	0
Greater than the 25th but less than the 40th percentile	-10%
Less than or equal to the 25th percentile	-25%

7.The maximum number of Shares that may be earned shall equal 250% of the Target PBRSUs.

8.Notwithstanding anything to the contrary contained herein, in the event the Company’s TSR is negative, the maximum number of Shares that may be earned shall equal the number of Target PBRSUs.

9.Sample Calculation (for illustrative purposes only)

If the Company achieves Relative Net Income performance at the 50th percentile, Relative Organic Sales Growth performance at the 75th percentile, Free Cash Flow Productivity at 75% and TSR at the 61st percentile:

	Performance Achieved	Award Payout	Weight	% of Target Award Earned	Pre-TSR Modifier Payout	Total Payout (with TSR Modifier)
Relative Net Income Growth	50th Percentile	100% of Target Award	30%	100% * 30% = 30%	(30% + 75% +10%) 115% of Target Award	115%*110%= 126.5% of Target Award
Relative Organic Sales Growth	75th Percentile	150% of Target Award	50%	150% * 50% = 75%
Free Cash Flow Productivity	75%	50% of Target Award	20%	50% * 20% = 10%

10.For purposes of this Exhibit, the following terms are defined as set forth below:

Exhibit A-3

Exhibit A
a.“Compensation Peer Group” means Church & Dwight Co., Inc., The Clorox Company, The Coca-Cola Company, The Estee Lauder Companies Inc., General Mills, Inc., Haleon PLC, The Hershey Company, Kenvue Inc. (until such time, if any, as the acquisition of Kenvue Inc. by Kimberly-Clark Corporation is completed, at which point Kenvue Inc. will be excluded from the Compensation Peer Group), Kimberly-Clark Corporation, The Kraft Heinz Company, Mondelez International, Inc., PepsiCo, Inc., The Procter & Gamble Company, Reckitt Benckiser Group PLC and Unilever PLC. If any company contained in the Compensation Peer Group ceases to be a company whose shares are publicly traded during the Performance Period or in the event of any other extraordinary circumstance as determined by the Committee, that Company will be excluded from the Compensation Peer Group (or an appropriate adjustment will be made) for purposes of all determinations regarding this Award.

b.“Free Cash Flow Productivity” means, with respect to the Performance Period, the sum of the actual reported Free cash flow before dividends as a percentage of actual reported GAAP Net income including non-controlling interests for each year of the Performance Period divided by three.

c.“Net Income Growth” means, with respect to the Performance Period, the sum of the actual, reported non-GAAP net income growth of the applicable company for each year of the Performance Period divided by three.

d.“Organic Sales Growth” means, with respect to the Performance Period, the sum of the actual reported organic sales growth of the applicable company for each year of the Performance Period divided by three.

e.“Performance Period” means the period from January 1, 2026 through December 31, 2028.

f.“Relative Net Income Growth” means, with respect to the Performance Period, a percentage indicating the Company’s Net Income Growth relative to the Net Income Growth of all of the other companies in the Compensation Peer Group.

g.“Relative Organic Sales Growth” means, with respect to the Performance Period, a percentage indicating the Company’s Organic Sales Growth relative to the Organic Sales Growth of all of the other companies in the Compensation Peer Group.

h.“TSR” means, with respect to the Performance Period, the increase in stock price (taking into account any stock split, recapitalization or similar event) from the beginning of the Performance Period to the end of the Performance Period, plus dividends paid during the Performance Period and assuming such dividends have been reinvested. For purposes of measuring TSR, the stock price at the beginning of the Performance Period shall equal the average closing price of a share during the last 20 trading days of calendar year 2025 and the stock price at the conclusion of the Performance Period shall equal the average closing price of a share during the last 20 trading days of calendar year 2028.

Note: For purposes of determining the Organic Sales Growth and Net Income Growth for each of the companies in the Compensation Peer Group for the last year of the Performance Period, unless otherwise determined by the Committee, the Organic Sales Growth and Net Income Growth publicly reported for
Exhibit A-4

Exhibit A
the three most recent 12-month periods that have been disclosed as of the day before the date of the Committee’s regularly scheduled meeting in February 2029 shall be used.

11.Notwithstanding anything to the contrary contained herein, the Committee shall have the discretion to adjust the number of PBRSUs earned (and the number of Shares delivered) upward (but not in excess of 250% of the Target PBRSUs) or downward, including to reflect the occurrence of extraordinary events (as determined by the Committee).
Exhibit A-5

Annex A
Prohibited Conduct

1.Defined Terms.
a.“Affiliate” means a corporation or other entity (i) controlled by, controlling or under common control with, the Company (including, without limitation, a corporation or other entity in which the Company has a 50% or more ownership interest) or (ii) designated by the Committee from time to time as such for purposes of the Plan.
b.“Covered Products” means any product, composition, formulation, process, machine or service of any person or organization (other than the Company or an Affiliate) in existence, being researched or under development that competes with, or is intended to compete with, a product, composition, formulation, process, machine or service being researched or under development, produced, distributed, marketed, sold or licensed by the Company or an Affiliate (i) related to any aspect of any one or more of the Company’s or an Affiliate’s lines of business on which you have worked or provided services during the Relevant Period, or (ii) for which you have obtained, been provided or had access to confidential, proprietary and/or trade secret information of the Company or an Affiliate.
c.“Prohibited Geography” means any country, geography, territory, region or division with respect to which you have worked, provided services or had a material presence or influence for the Company or an Affiliate in any capacity.
d.“Relevant Period” means the 24-month period immediately prior to the termination of your employment with the Company or an Affiliate for any reason.
e.“Restricted Time” means the period during which you are employed by the Company or an Affiliate plus the 12-month period immediately following the termination of your employment with the Company or an Affiliate for any reason.
2.Restrictive Covenants. Each of the covenants contained in Paragraphs 2(a)-(c) of this Annex A are collectively referred to as the “Restrictive Covenants.”
a.Non-Compete.
a.During the Restricted Time, you will not, without the prior written consent of the Company’s Chief Human Resources Officer or Chief Legal Officer, either directly or indirectly, for yourself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, serve as a director, officer, employee, consultant, contractor or advisor of, provide services or advice in any capacity to, or acquire or hold any ownership interest in an entity that manufactures, markets, sells, develops, distributes or produces Covered Products in the Prohibited Geography, subject to applicable law. Notwithstanding the foregoing, you will not be considered to be in violation of this covenant solely by reason of owning, directly or indirectly, up to 5% in the aggregate of any class of securities of any corporation, partnership or other entity.
b.In the event of a termination of your employment with the Company or an Affiliate, you agree to disclose to your Human Resources Representative in writing, at least fourteen (14) days prior to your anticipated last day of employment with the Company or Affiliate, as applicable, the name of any new employer or other entity for whom you will be providing services or advice in any capacity and the scope of your role with that
Annex A-1

Annex A
employer or other entity in order to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants. You further agree that during the Restricted Time, you will provide notice to the Company as set forth in this subparagraph and pursuant to the Notices provision of Section C.7 of this Agreement, of any new employer or other new entity for whom you will be providing services or advice in any capacity, or new role with any employer or other entity, at least fourteen (14) days prior to assuming that new role to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants.
b.Non-Interference.
a.With respect to Covered Products, during the Restricted Time, except on behalf of the Company or an Affiliate, you will not solicit or sell to (or attempt to solicit or sell to) any customer or prospective customer, or any supplier, licensee or other business relation of the Company or an Affiliate (each, a “Restricted Third Party”) (a) for which, during your employment with the Company or an Affiliate, you, directly or indirectly, engaged or had responsibility on behalf of the Company or an Affiliate during the Relevant Period, or (b) for which you have obtained, been provided, or had access to confidential information of the Restricted Third Party, or (c) for which you have obtained, been provided or had access to Confidential Information (as such term is defined in Paragraph 3 below) pertaining to the Restricted Third Party.
b.In addition, during the Restricted Time, you will not induce (or attempt to induce) any Restricted Third Party to cease or diminish doing business with the Company or an Affiliate or in any way interfere with the relationship between any Restricted Third Party and the Company or an Affiliate.
c.For purposes of this Paragraph 2(b), a “prospective customer” of the Company or an Affiliate is a person or entity with whom the Company or an Affiliate was engaged in communications or negotiations to provide services with respect to Covered Products or to sell Covered Products during the Relevant Period.
c.Employee Non-Solicitation. During the Restricted Time, you will not in any way, including through another person acting on your recommendation, suggestion, identification or advice:
a.Solicit, employ or retain any person who is employed by the Company or an Affiliate; or
b.Otherwise induce or attempt to induce (A) any such person to terminate his or her employment with the Company or an Affiliate or to accept any position with any other person or entity, or (B) any prospective employee not to establish an employment relationship with the Company or an Affiliate.
c.For purposes of this Paragraph 2(c), a “prospective employee” is a person who was in communications or negotiations to become an employee of the Company or an Affiliate during the Relevant Period.
3.Confidential Information.

a.During the term of your employment and thereafter, you will hold in strictest confidence, and not use, except for the benefit of the Company and/or its Affiliates, or disclose to any person or entity
Annex A-2

Annex A
without written authorization of an officer of the Company, any “Confidential Information,” except under a non-disclosure agreement duly authorized and executed by the Company.

b.“Confidential Information” includes nonpublic information pertaining to the Company and/or its Affiliates’ including, but not limited to, its and/or their strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, improvements, inventions, personnel information (including information regarding other employees’ skills, performance, discipline and compensation), financial or business information and data, and associations with other organizations that the Company has not previously made public. “Confidential Information” also includes any third party’s information received by the Company and/or its Affiliates subject to an obligation, understanding or business practice of confidentiality, including information subject to confidentiality obligations under applicable law or contract.

c.“Confidential Information” does not include (i) information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own or the wrongdoing of a third party; or (ii) information that has become publicly known and made generally available through no act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. In the event that you do not know whether specific information is regarded as Confidential Information hereunder, you will inquire from the Company and obtain the Company’s input thereon before treating the information as something other than Confidential Information.

d.You are hereby notified that under the U.S. Defend Trade Secrets Act of 2016: (1) no individual will be held criminally or civilly liable under U.S. federal or state trade secret law for the disclosure of a trade secret (as defined in the U.S. Economic Espionage Act) that: (A) is made in confidence to a U.S. federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court or arbitration proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by order in that proceeding.

e.Nothing in this Agreement is intended to or shall preclude you from: (i) providing truthful testimony on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law; (ii) reporting, without any prior authorization from, or notification to, the Company, any good faith allegation of unlawful employment practices, criminal conduct or possible violations of law or regulation to any appropriate federal, state, or local governmental or regulatory agency, entity or official(s), including but not limited to the U.S. Securities and Exchange Commission, the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, or any analogous state or local government agencies (collectively, “Governmental Authorities”), or making other disclosures that are protected under the whistleblower provisions of applicable federal, state, or local law or regulation; (iii) participating in any investigation or proceeding by any Governmental Authority; and (iv) discussing workplace issues
Annex A-3

Annex A
including wages or other terms and conditions of employment or otherwise exercising your rights under Section 7 of the U.S. National Labor Relations Act.
Annex A-4

Annex A
4.Return of Company Property. You agree that upon termination of your employment, you will promptly return to the Company all of its property, including, but not limited to, car stock, computers, mobile devices, tablets, cell phones, files, documents, identification cards, credit cards, keys, equipment, software and data, however stored. To the extent you have any Company material or information stored on any mobile device or other personal laptop, cloud, email, thumb or hard drive or other personal device, you agree to return all such material and information to your human resources representative and to permanently delete any copies of such material and information, subject to any litigation preservation directive that may be applicable to you.

5.Reasonableness of Provisions. You agree that: (a) the terms and provisions of this Agreement (including Annex A) are reasonable; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the Restrictive Covenants are necessary and reasonable for the protection of the legitimate business interests, Confidential Information and goodwill of the Company and its Affiliates; and (d) the consideration given by the Company under this Agreement gives rise to the Company’s interest in the Restrictive Covenants set forth in this Annex A.

6.Repayment and Forfeiture. You specifically recognize and affirm that each of the Restrictive Covenants is a material and important term of this Agreement which has induced the Company to provide for the award of the PBRSUs granted hereunder. You further agree that in the event that the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies and monetary damages (which may not be ascertainable) at law or in equity the Company may have available to it, (including but not limited to the equitable relief described below in Paragraph 7), the Company may in its sole discretion: (a) cancel any unvested PBRSUs granted hereunder, including unvested PBRSUs that would otherwise have vested in connection with Retirement; and (b) require you to pay to the Company the Proceeds (as defined below) of any PBRSUs that vested during the Look Back Period (as defined below). You will pay to the Company the Proceeds in cash upon demand, and the Company will be entitled to set off against any amount due to you from the Company or an Affiliate, including but not limited to any bonus payments, the amount of any such Proceeds, to the extent that such set-off is not inconsistent with Code Section 409A or other applicable law. For purposes of this Paragraph 6, the term “Proceeds” means the aggregate value of the Shares covered by the PBRSUs that have vested, determined based on the Fair Market Value of such Shares on the applicable vesting date. For the avoidance of doubt, the amount of Proceeds shall be determined without regard to any taxes or amounts that may be deducted with respect to the vesting of the PBRSUs. The “Look Back Period” means the longer of the following two periods: (i) the 12-month period immediately preceding the date on which the Company becomes aware of a breach or attempted or threatened breach of any of the Restrictive Covenants; or (ii) the six-month period immediately prior to the date of the termination of your employment with the Company or an Affiliate through the date on which the Company became aware of the breach or attempted or threatened breach, provided the date on which the Company becomes aware of the breach or attempted or threatened breach is no later than 12 months after the date of termination.

7.Equitable Relief. You acknowledge that the services you provide to the Company and/or its Affiliate(s) are of a unique nature and that it would be difficult to replace such services.  You also acknowledge that a breach of any of the Restrictive Covenants contained in this Agreement may cause irreparable damage to the Company and its Affiliate(s), the exact amount of which would be difficult to ascertain, and that any remedies, including the repayment and forfeiture remedies set forth in Paragraph 6 of this Annex A and any remedies permissible under law, for any such breach or threatened breach would be inadequate.  Accordingly, in the event the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies at law or in
Annex A-5

Annex A
equity the Company may have available to it, it is agreed that the Company will be entitled to institute and prosecute proceedings in any court, tribunal or arbitrator of competent jurisdiction for specific performance, a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
8.Extension of Restrictive Period. You agree that the Restricted Time will be extended by any time during which you are in violation of any of the Restrictive Covenants.

9.Acknowledgments. You and the Company agree that it is our mutual intent to enter into a valid and enforceable agreement. You and the Company acknowledge the reasonableness of the Restrictive Covenants, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. You further acknowledge that your skills are such that you can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent you from earning a living. You acknowledge that the remedies set forth in this Agreement are not the exclusive remedies and the Company may avail itself of other remedies at law or in equity in the event you breach any of the Restrictive Covenants.

10.Provisions Independent. The Restrictive Covenants will be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action you bring against the Company or an Affiliate, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.

11.Notification of Subsequent Employer. You agree that the Company and/or Affiliate may notify any person or entity hiring or engaging you, or considering hiring or engaging you, to serve as a director, officer, employee, consultant, contractor or advisor, or to provide services or advice in any capacity, of the existence and provisions of this Agreement.

12.THE SCOPE OF THE RESTRICTIVE COVENANTS IN PARAGRAPH 2 OF THIS ANNEX A ARE SUBJECT TO THE SEVERABILITY OR REFORM BY COURT PROVISIONS SET FORTH IN SECTION C.10 OF THE AGREEMENT. TO THE EXTENT PERMISSIBLE, THE SCOPE OF THESE RESTRICTIONS SHOULD BE SUBJECT TO REFORMULATION BY A COURT OF COMPETENT JURISDICTION IN ORDER TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF THE COMPANY AND ITS AFFILIATES TO THE FULLEST EXTENT PERMITTED BY LAW. PARAGRAPH 2 OF THIS ANNEX A IS SEVERABLE AND WILL NOT APPLY TO, AND WILL NOT BE ENFORCED BY THE COMPANY WITH RESPECT TO, POST–TERMINATION ACTIVITY IN ANY JURISDICTION IN WHICH THIS PROHIBITION IS NOT ENFORCEABLE UNDER APPLICABLE LAW.

Annex A-6